EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following companies are subsidiaries of the Registrant:

o Datone, Inc., a Delaware corporation

o NB Payphones, Ltd., a Pennsylvania corporation

o The Platinum Funding Corporation, a New York corporation